UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MID PENN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

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349 Union Street, Millersburg, PA 17061

March 27, 2009

Dear Shareholders:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, April 28, 2009, at 10:00 a.m., prevailing time. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

The Notice of the Annual Meeting and the enclosed proxy statement address the formal business of the meeting. The formal business agenda includes the election of three Class B Directors. At the meeting, management will review the corporation’s operations during the past year and will be available to respond to questions.

You are encouraged to vote your shares, whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the accompanying proxy as soon as possible in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice to the corporation’s Secretary, so your proxy will be superseded by any ballot that you submit at the meeting.

Sincerely,

Edwin D. Schlegel
Chairman of the Board

349 Union Street, Millersburg, PA 17061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2009

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m., prevailing time, on Tuesday, April 28, 2009, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, for the following purposes:

1.	To elect three Class B Directors to serve for a 3-year term and until their successors are elected and qualified;

2.	To approve and adopt an amendment to Article 7 of the Articles of Incorporation to exclude from the supermajority shareholder vote requirements of Article 7 in a merger in which the corporation is the surviving entity if the merger has received the prior approval of at least eighty percent (80%) of the members of the Board of Directors;

3.	To consider and approve the following non-binding proposal:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

4.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

In accordance with the corporation’s By-laws and action of the Board of Directors, only those shareholders of record at the close of business on February 17, 2009, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

We have enclosed a copy of the corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2008. You may obtain a copy of the corporation’s annual report on Form 10-K including the financial statements and any exhibits for the 2008 fiscal year, at no cost, by contacting Kevin W. Laudenslager, Vice President and Treasurer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133.

We urge you to mark, sign, date and promptly return your proxy in the enclosed envelope so that you may vote your shares and in order that we may assure the presence of a quorum. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the corporation in reducing the expense of additional proxy solicitation. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

By Order of the Board of Directors,

Edwin D. Schlegel
Chairman of the Board

Millersburg, Pennsylvania

March 27, 2009

Your vote is important.

To vote your shares, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope.

349 Union Street, Millersburg, PA 17061

NASDAQ Global Market Trading Symbol: MPB

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2009

Mailed to Shareholders on or about March 27, 2009

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q:	WHO IS ENTITLED TO VOTE?

A:	Shareholders as of the close of business on February 17, 2009 (the voting record date) are entitled to vote, and each share of common stock is entitled to one vote.

Q:	HOW DO I VOTE?

A:	There are two methods. You may vote by completing and mailing your proxy or by attending the meeting and voting in person. (See page 4 for more details.)

Q:	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A:	If you sign your proxy but do not make any selections, you give authority to Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams, as the designated proxy holders for the corporation, to vote on the election of directors, and any other matters that may arise at the meeting.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Yes. Only the Judges of Elections, our transfer agent, Registrar and Transfer Company, proxy holders and corporate secretary have access to your proxy. All comments remain confidential unless you ask that your name be disclosed.

Q:	WHO WILL COUNT THE VOTES?

A:	Kathy I. Bordner, Kevin W. Laudenslager and Dennis E. Spotts will review the tabulations of the votes as provided by Registrar and Transfer Company and act as Judges of Elections.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A:	Your shares are probably registered differently or are in more than one account. Sign and return all proxies to ensure that all your shares are voted. If you have all of your accounts registered in the same name and address, you should only receive one set of proxy materials in future years. You may arrange to have your shares registered in the same name and address by contacting the corporation’s transfer agent, Registrar and Transfer Company at (800) 368-5948.

Q:	WHAT CONSTITUTES A QUORUM?

A:	At the close of business on February 17, 2009, the corporation had 3,479,780 shares of common stock outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the meeting. If you vote by proxy or in person, we consider your shares as a part of the quorum.

Q:	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A:	Approximately 6.51% of our common stock, as of close of business on February 17, 2009. (See page 30 for more details.)

Q:	WHEN ARE THE 2010 SHAREHOLDER PROPOSALS DUE?

A:	As a shareholder, you must submit your proposal in writing by November 27, 2009, to Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. (See page 34 with regard to director nomination procedures.)

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MID PENN BANCORP, INC.

APRIL 28, 2009

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Mid Penn Bancorp, Inc., a Pennsylvania business corporation and registered bank holding company, furnishes this proxy statement in connection with the Board of Directors’ solicitation of proxies to be voted at the 2009 Annual Meeting of Shareholders. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, April 28, 2009, at 10:00 a.m., prevailing time. The corporation’s principal executive office is located at 349 Union Street, Millersburg, Pennsylvania 17061; the telephone number is (717) 692-2133. All inquiries regarding the annual meeting should be directed to Kevin W. Laudenslager, Vice President and Treasurer of Mid Penn Bancorp, Inc.

Description of Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. is a bank holding company under Pennsylvania law and the Bank Holding Company Act of 1956. Mid Penn Bank is the corporation’s wholly-owned subsidiary and is a Pennsylvania chartered commercial bank.

A copy of the corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2008, is mailed with this proxy statement. You may also obtain a copy of the corporation’s annual report on Form 10-K including the financial statements and exhibits for the 2008 fiscal year at no cost by contacting Kevin W. Laudenslager, Vice President and Treasurer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133.

No person has been authorized to provide you with information about the corporation. You should rely only on the information contained in this document or on information to which this document refers. Although it is believed that you have been provided with all the information helpful to you in your decision to vote, events may occur at Mid Penn Bancorp, Inc. subsequent to the printing of this proxy statement that might affect your decision or the value of your stock.

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2009. The proxy statement, proxy card and 2008 annual report are available at http://www.cfpproxy.com/5890.

Additional Information

In accordance with Securities Exchange Act Rule 14a-3(3)(1), Mid Penn Bancorp, Inc., in the future intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders.

This method of delivery is known as “householding”. Upon written or oral request, Mid Penn Bancorp, Inc. will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify Cindy L. Wetzel at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 or by calling (717) 692-2133 and informing us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of Mid Penn Bancorp, Inc.’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors solicits this proxy for use at the corporation’s 2009 annual meeting of shareholders. The corporation’s directors, officers and bank employees may solicit proxies in person or by telephone, facsimile, email or other similar means without additional compensation. The corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the corporation sends to its shareholders. The corporation will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these entities. The corporation will reimburse these third parties for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on February 17, 2009, may vote at the annual meeting. The corporation’s records show that, as of the voting record date, 3,479,780 shares of common stock were outstanding. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors. See “Principal Shareholders” on page 29 for a list of the persons known by the corporation to be beneficial owners of 5% or more of the corporation’s common stock.

If your shares are registered directly in your name with Mid Penn Bancorp, Inc.’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the corporation. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The corporation has enclosed a proxy for your use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, the shareholder appoints Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams as proxy holders to vote the shares as indicated on the proxy. Proxy holders will vote any signed proxy, not specifying to the contrary, FOR the election of Jere M. Coxon, Rory G. Ritrievi and Edwin D. Schlegel as Class B directors for 3-year terms expiring in 2012.

The Board of Directors proposes to mail this proxy statement to the corporation’s shareholders on or about March 27, 2009.

Quorum and Vote Required For Approval

In order to hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the corporation’s By-laws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. The proxy holders will count votes withheld and abstentions when determining the presence of a quorum for each matter. The proxy holders will not count broker non-votes when determining the presence of a quorum for the particular matter as to which the broker withheld authority.

If a quorum is present, the three candidates for director receiving the highest number of votes cast by shareholders will be elected. The proxy holders will not cast votes withheld or broker non-votes for the Board’s nominees.

If a quorum is present, approval and adoption of the proposed amendment of the Articles of Incorporation will require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock entitled to vote.

If a quorum is present, approval of the non-binding proposal on executive compensation will require the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting.

Revocability of Proxy

Shareholders of record who sign proxies may revoke them at any time before they are voted by:

•	giving written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061;

•	executing a later-dated proxy and giving written notice to the Secretary of the corporation; or

•	voting in person after giving written notice to the Secretary of the corporation.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting. Should you have any questions, please call Cindy L. Wetzel at (717) 692-2133.

Methods of Voting

Voting by Proxy

•	Mark your selections.

•	Date your proxy and sign your name exactly as it appears on your proxy.

•	Mail to the corporation in the enclosed, postage-paid envelope.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote (including proper identification).

•	Obtain a ballot.

•	Mark your selections.

•	Date your ballot and sign your name exactly as it appears in the corporation’s transfer books.

GOVERNANCE OF THE CORPORATION

Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has ten members. Under the Nasdaq standards for independence, the following directors meet the standards for independence: Jere M. Coxon, Matthew G. DeSoto, A. James Durica, Robert C. Grubic, Gregory M. Kerwin, Theodore W. Mowery, Donald E. Sauve and William A. Specht, III. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Board of Directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Coxon	Yes	None
Mr. DeSoto	Yes	None
Mr. Durica	Yes	None
Mr. Grubic	Yes	None
Mr. Kerwin	Yes	None
Mr. Mowery	Yes	None
Mr. Sauve	Yes	Food Purchases
Mr. Specht	Yes	None

In each case, the Board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 29.

The corporation’s Board of Directors oversees all business, property and affairs of the corporation. The Chairman and the corporation’s officers keep the members of the Board informed of the corporation’s business through meetings and by providing reports and other materials to the members. During fiscal 2008, the corporation’s and bank’s Boards of Directors each held 14 meetings. In addition, the corporation’s independent Board members held 5 independent Board Meetings during fiscal 2008.

Code of Ethics

In 2003, as required by law and regulation, the corporation and the bank adopted a Code of Ethics. We amended our Code of Ethics twice in 2005 and again on February 22, 2006. We have filed a copy of the amended Code of Ethics that applies to directors, officers and employees with the SEC as Exhibit 14 to the Form 8-K filed on February 27, 2006. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available on the Investor Relations page of Mid Penn’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Kevin W. Laudenslager, Vice President and Treasurer, Mid Penn Bancorp, Inc. at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Board or appropriate committee as warranted. The Board has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Investor Relations page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Board of Directors (other than a candidate proposed by the Board of Directors) must notify the Secretary of the corporation in compliance with the requirements of Article 10, Section 10.1 of the corporation’s By-laws. Any shareholder who intends to nominate a candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the corporation in connection with the immediately preceding annual meeting of shareholders (which would be November 27, 2009 for the 2010 annual meeting), or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission.

Annual Meeting Attendance

All directors attended the 2008 Annual Meeting of Shareholders. While the corporation does not have a formal policy regarding attendance, all directors are strongly encouraged to attend the Annual Meeting of Shareholders.

Committees and Meetings of the Corporation’s Board of Directors

During 2008, the Board of Directors of the corporation maintained three standing committees: Audit, Compensation, and Nominating and Corporate Governance Committees which jointly serve the corporation and the bank. Only independent directors serve on these committees. Chairman Schlegel attends committee meetings only when and to the extent requested by the committees. The function of each of these committees is described below.

AUDIT. This committee oversees audit coverage, selects the independent registered public accounting firm, reviews the annual financial statements of the corporation and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent as defined by Nasdaq listing standards. The Audit Committee has a charter which is attached as Appendix A. A. James Durica serves as the Audit Committee Financial Expert and Chairman of this committee.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become Board members, evaluates and selects, or recommends to the Board, director nominees for each election of directors. This committee also monitors and makes recommendations to the Board on other matters of Board policies and practices relating to corporate governance. All members are independent (as independence is currently defined by Nasdaq listing standards). Robert C. Grubic serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is attached as Appendix B. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important, qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other Board members, diplomacy and independent judgment. In addition, candidates should have a vested interest in the corporation through ownership of corporation stock. The Nominating and Corporate Governance Committee Policy and Charter was revised in August 2007 and again in July 2008. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. The Board recognizes that Board members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Board. Members are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees consists of compiling a list of nominees recommended by shareholders, Mid Penn Bancorp, Inc. directors and individuals who have approached officers and directors for consideration. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with the bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to narrow its search of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board of Directors for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with the bank’s compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Board of Directors. The Compensation Committee has a charter which is attached as Appendix C. Theodore W. Mowery serves as Chairman of this committee.

	Audit	Nominating and Corporate Governance	Compensation
Jere M. Coxon	X	X	X

Matthew G. DeSoto	X

A. James Durica	X	X

Robert C. Grubic		X	X

Gregory M. Kerwin		X

Theodore W. Mowery	X	X	X

Donald E. Sauve	X		X

William A. Specht, III			X

Meetings Held in 2008	9	2	5

Each of the directors attended at least 75% of the total number of Board of Directors meetings and committee meetings for the corporation and the bank during their tenure on the Board in 2008.

EXECUTIVE OFFICERS

Executive Officers of Mid Penn Bancorp, Inc. and Mid Penn Bank

The following table sets forth, as of the date of this proxy statement, selected information about the corporation’s and bank’s executive officers, each of whom is elected by the Board of Directors and each of whom holds office at the Board’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries
Edwin D. Schlegel	71	Chairman of the corporation since 2008 and Director since 1991. Director of the bank since 1981. Interim President and Chief Executive Officer of the corporation and the bank from October 29, 2008 to February 25, 2009. Retired Superintendent of Millersburg Area School District.

Robert C. Grubic	57	Vice-Chairman of the corporation since 2008 and Director of the corporation and the bank since 2006. President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc.

Rory G. Ritrievi	45	President and Chief Executive Officer of the corporation and the bank since February 25, 2009. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg.

Kevin W. Laudenslager	45	Treasurer of the corporation since 1998. Chief Financial Officer of the bank since 1998. Senior Executive Vice President and Northern Region President/Chief Operating Officer of the bank since February 25, 2009.

Cindy L. Wetzel	47	Secretary of the corporation since 1991. Corporate Secretary of the bank since 1985 and Vice President of the bank since 2002.

Eric S. Williams	47	Executive Vice President and Chief Lending Officer of the bank since 2003. He previously served as Vice President and Senior Commercial Loan Officer of the bank.

AUDIT COMMITTEE REPORT

The Board of Directors adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

•	reviewed and discussed the fiscal year 2008 audited financial statements with management and the independent registered public accounting firm;

•

discussed with the independent registered public accounting firm, Parente Randolph, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

•

reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Independence Rules and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008, be included in the corporation’s Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

Aggregate fees billed to the corporation and the bank by Parente Randolph, LLC, the independent accountants, for professional services rendered are as follows:

Year Ended December 31,	2008	2007
Audit fees, including quarterly reviews	$91,125	$86,750
Audit related fees	$75,500	$64,250
Tax fees	$0	$7,000
All other fees	$0	$0

Audit fees include fees billed for professional services rendered for the audit of annual financial statements and fees billed for the review of financial statements included in Mid Penn Bancorp, Inc. Forms 10-Q or services that have normally been provided by Parente Randolph, LLC in connection with statutory and regulatory filings or engagements.

Audit related fees include fees billed for professional services rendered by Parente Randolph, LLC for reporting on Sarbanes-Oxley Section 404 compliance and includes the audit of the employee benefit plan in 2008.

Tax fees include fees billed for professional services rendered by Parente Randolph, LLC for tax advice and tax preparation. In 2008, the Audit Committee engaged Beard Miller Company LLP for tax advice and tax preparation; therefore no fees were paid to Parente Randolph, LLC in 2008 for tax advice and tax preparation.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee, which is comprised of five directors, all of whom are considered “independent” as defined in Nasdaq listing standards. A. James Durica is qualified as a financial expert within the meaning of SEC and Nasdaq listing standards, and the Board has determined that he has accounting and related financial management expertise to satisfy SEC and Nasdaq requirements.

The Audit Committee developed a policy for pre-approval for services provided by the independent auditors. The policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other permissible services. Under the policy, pre-approval will generally be provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Prior to approval, the Committee verifies with the auditor the nature of the proposed services to ensure independence will not be compromised. Under the policy, a de minimis exception is provided whereby pre-approval may be waived for non-audit services that meet all of the following requirements:

•	The aggregate amount of all such services is not more than 5 percent of the total amount of fees paid to the independent auditor during the year in which the services are provided.

•	Such services were not recognized as non-audit services by the company at the time of the engagement.

•	The services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit.

Parente Randolph, LLC advised us that none of its members has any financial interest in the corporation or the bank.

On February 25, 2009, the Audit Committee of the Board of Directors approved the dismissal of Parente Randolph, LLC. Such termination will be effective upon completion of services related to the audit of the Company’s December 31, 2008 financial statements. On February 26, 2009, Parente Randolph, LLC our current independent registered public accountants were notified of the dismissal.

The reports of Parente Randolph, LLC on the financial statements of the Company for the years ended December 31, 2008 and 2007 did not contain either an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

The Company had no disagreements with Parente Randolph, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years or the subsequent interim period, which if not resolved to the satisfaction of Parente Randolph, LLC would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

The Company has provided Parente Randolph, LLC with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K. The

Company requested that Parente Randolph, LLC deliver to the Company a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of the letter of Parente Randolph, LLC was filed as Exhibit 99.1 to its Form 8-K Current Report.

On February 25, 2009, the Audit Committee of the Board of Directors approved the engagement of Beard Miller Company LLP as the Company’s independent public accountant for the Company’s fiscal year ending December 31, 2009 and the interim periods prior to such year-end, subject to completion of Beard Miller Company LLP’s standard engagement acceptance procedures. During the Company’s two most recent fiscal years and any subsequent interim period, neither the Company nor anyone on its behalf has consulted with Beard Miller Company LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304 (a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304 (a)(1)(v) of Regulation S-K.

Audit Committee

A. James Durica, Chairman	Jere M. Coxon
Matthew G. DeSoto	Theodore W. Mowery
Donald E. Sauve

ELECTION OF DIRECTORS

Qualifications and Nomination of Directors

The corporation’s By-laws authorize the number of directors to be not less than five (5) nor more than twenty-five (25). The By-laws also provide for three classes of directors with staggered 3-year terms of office. The Board of Directors nominated the three persons named below to serve as directors until the 2012 annual meeting of shareholders or until their earlier death, resignation or removal from office. The nominees are presently members of the Board of Directors and have consented to serve another term as a director if re-elected. If the nominees should be unavailable to serve for any reason, a majority of the Board of Directors then in office may select someone to fill the vacancy until the expiration of the term of the class of directors to which he or she is appointed.

The Board of Directors is divided into three classes. Terms of the members of each class expire at successive annual meetings. Currently, Class A consists of three directors, Class B consists of three directors, and Class C consists of four directors. Shareholders will elect three Class B directors at this annual meeting to serve for a 3-year term.

The proxy holders intend to vote proxies for the election of each of the three nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation, retirement or removal from office.

The Board of Directors proposes the following nominees for election as Class B Directors at the annual meeting:

•	Jere M. Coxon

•	Rory G. Ritrievi

•	Edwin D. Schlegel

The Board of Directors recommends that shareholders vote FOR the election of the nominees listed above as Class B Directors of Mid Penn Bancorp, Inc.

INFORMATION REGARDING DIRECTOR NOMINEES

AND CONTINUING DIRECTORS

Information, as of the date of this proxy statement, concerning the three nominees to the Board of Directors and the seven continuing directors appears below. You will find information about their share ownership on page 30.

Current Class A Directors (to serve until 2011)

Matthew G. DeSoto	Mr. DeSoto, age 32, has been a director since January 1, 2008. Mr. DeSoto is Chief Operating Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Eastern Region President and Executive Vice President.

Robert C. Grubic	Mr. Grubic, age 57, has been a director since 2006. Mr. Grubic is President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA.

Gregory M. Kerwin	Mr. Kerwin, age 58, has been a director since 1999. Mr. Kerwin is a senior partner with the firm of Kerwin & Kerwin, Attorneys at Law in Elizabethville, PA.

Board of Directors - Continuing as Directors

Class B Directors (to serve until 2009)

and

Nominees for Class B Directors (to serve until 2012)

Jere M. Coxon	Mr. Coxon, age 66, has been a director since 1991. Mr. Coxon is Executive Vice President of Penn Wood Products, Inc. in East Berlin, PA.

Rory G. Ritrievi	Mr. Ritrievi, age 45, has been a director since February 25, 2009. On February 25, 2009, Mr. Ritrievi was also named President and Chief Executive Officer of the corporation and the bank. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg.

Edwin D. Schlegel	Mr. Schlegel, age 71, has been Chairman of the Board of the corporation since 2008 and has been a director since 1991. He served as Interim President and Chief Executive Officer from October 29, 2008 to February 25, 2009. Mr. Schlegel is retired and previously served as Superintendent of the Millersburg Area School District.

Class C Directors (to serve until 2010)

A. James Durica	Mr. Durica, age 61, has been a director since 2003. Mr. Durica is an independent CPA-Management Consultant in Hershey, PA. He previously served as President of Governor Funds at M&T Bank and as Senior Vice President, Treasurer and Chief Investment Officer of Keystone Financial, Inc.

Theodore W. Mowery	Mr. Mowery, age 50, has been a director since 2003. Mr. Mowery is a partner with Gunn-Mowery, LLC in Camp Hill, PA.

Donald E. Sauve	Mr. Sauve, age 67, has been a director since 1999. Mr. Sauve is a consultant for Don’s Food Market, Inc. in Lykens, PA.

William A. Specht, III	Mr. Specht, age 47, has been a director since 2006. Mr. Specht is President and CEO of Seal Glove Manufacturing, Inc., where he previously served as Vice President. He is also President of Ark Safety, previously serving as Vice President and President of Rescue Remedies. All companies are located in Millersburg, PA.

Compensation of the Board of Directors

Directors received no remuneration for attendance at the meetings of the Board of Directors of the corporation. All director fees are paid by the bank. The bank participates in the L. R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. The bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to the bank. Based on the surveys, which are reviewed by the Compensation Committee, a recommendation by the Compensation Committee is presented to the Board of Directors for final approval.

During 2008, Mid Penn Bank directors earned an annual fee of $12,000. Board members received $250 for each Independent Board Meeting attended from January through May 2008 and $500 for each Independent Board Meeting attended from June through December 2008. In 2008, members of the Nominating and Corporate Governance Committee received $250 for each meeting attended. Members of the Compensation Committee received $250 for each meeting attended from January through May 2008 and $300 for each meeting attended from June through

December 2008. Members of the Audit Committee received $300 for each meeting attended from January through May 2008 and $325 for each meeting attended from June through December 2008. As Lead Director, Mr. Schlegel was paid $1,000, or $250 per month, for the period January 1, 2008 through April 30, 2008. At the corporation’s annual organization meeting held in April 2008, Mr. Schlegel was named Chairman of the Board and Mr. Grubic was named Vice-Chairman. In 2008, Mr. Schlegel received fees of $1,800 for his services as Chairman, and Mr. Grubic received fees of $2,400 for his services as Vice-Chairman. Directors who are also officers of the bank are not paid for attending committee meetings. In 2008, the Board of Directors was paid $177,075 in the aggregate, for all Board of Directors’ fees and committee meetings attended. In addition, A. James Durica was paid $20,004 in fees for services rendered in his capacity as chairman of the Audit Committee, which includes his work to prepare for committee meetings and to attend meetings with the bank’s auditors, compliance consultants, SEC counsel, and other advisors the bank uses in connection with its audit program. Matthew DeSoto was paid an additional $100 for attending a bank Advisory Board Meeting.

The bank maintains a deferred fee plan for directors, which enables a director to defer payment of his fees until he leaves the Board. The director receives either a lump sum or equal monthly installments in an amount equal to his deferral account upon retirement, early termination, disability, a change in control, a hardship or death. The following are the current directors who each deferred $8,000 in fees for 2008: Robert Grubic, Theodore Mowery, Donald Sauve and Edwin Schlegel. Deferred director fees paid to retired directors during 2008 totaled $7,970.

In May 1995, the Mid Penn Bank directors adopted a retirement bonus plan, subsequently renamed director retirement plan. The plan pays a retirement fee to directors who voluntarily terminate their service on the Board with at least five years of service. The retirement fee is determined by multiplying the “base retirement amount” for the member’s position ($533.35 for the Chairman, $266.68 for all other directors, which figures reflect the inflationary adjusted rates for 2007) by the number of full years the member served. No portion of the payment under this plan is assignable. The plan contains an inflationary adjustment provision and provides for survivor benefits. Payments due under the plan are paid quarterly for a term of 15 years to the director or his/her designated beneficiary. Earl Etzweiler, Harvey Hummel, Warren Miller, William Nelson, Eugene Shaffer and Guy Snyder, Jr. received a total of $47,060 under this plan in 2008.

The following table summarizes the total director compensation awarded or earned for services in all capacities to the corporation and to the bank for the fiscal year ended December 31, 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	Total ($)
Jere M. Coxon	20,225	—	20,225

Matthew G. DeSoto	17,175	1,564	18,739

A. James Durica	40,829	2,020	42,849

Robert C. Grubic	22,600	2,077	24,677

Gregory M. Kerwin	16,750	370	17,120

Theodore W. Mowery	16,950	1,535	18,485

Donald E. Sauve	19,525	5,733	25,258

Edwin D. Schlegel	19,975	—	19,975

Guy J. Snyder, Jr. (3)	4,600	—	4,600

William A. Specht, III	18,450	1,919	20,369

(1)	Includes annual fee, Independent Board Meeting fees, committee fees, financial expert fees, Chairman, Lead Director, and Vice-Chairman fees.
(2)	Amounts reflect a change in the mortality table used to value pension benefits based on a change made by the IRS. For Messrs. Coxon, Schlegel and Snyder, these values were negative.
(3)	Guy J. Snyder, Jr. retired from the Board of Directors in April 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors has appointed a Compensation Committee which administers the compensation program. The committee strives to offer a fair and competitive compensation policy to govern named executive officers’ base salaries and incentive plans and to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of the corporation and of the bank, resulting in higher profitability, increased dividends to the corporation’s shareholders and appreciation in market value of the corporation’s common stock.

The elements of compensation are base salary, bonus plans, and retirement and health benefits. As each element of compensation is intended to accomplish a specific goal, payments under one element are not taken into account when determining the amount to be paid under a different element.

Named Executive Officers’ Role in Determining Compensation

The 2008 compensation of the named executive officers was reviewed and approved by the Board of Directors upon the recommendation of the Compensation Committee. Beginning in 2009, the compensation of the named executive officers, other than the chief executive officer’s compensation, will be fixed by the chief executive officer and approved by the Compensation Committee of the Board of Directors, subject to ratification by the full Board of Directors. The Compensation Committee considers the views and recommendations of the chief executive officer in making compensation decisions affecting executive officers who report to him. The chief executive officer’s role in recommending compensation programs is to develop and recommend appropriate performance measures and targets for individual compensation levels and compile competitive benchmark data to assess the competitive labor market. The chief executive officer does not participate in the discussions or decisions regarding changes in his compensation.

Compensation Consultant’s Role in Determining Compensation

In 2008, Mid Penn Bank hired consultant Sally Williams, President of Webber HR Solutions, LLC to establish a new Wage and Salary Administration Program and New Performance Appraisal System. The Wage and Salary Administration Program and Performance Appraisal System apply to all employees of Mid Penn Bank including the named executive officers. The Wage and Salary Administration Program provides, among other things, that salary ranges are to have mid-points, which are competitive with the current market wage/salary data for each position and which reflect the markets in which the Bank conducts business.

Base Salary

Base salary is designed to attract and retain executives who can further the strategic objectives of the corporation and bank. Base salary is a major component of the named executive officers’ compensation and is reviewed every year to determine whether the salary is at the appropriate level.

As mentioned above in Compensation Consultant’s Role in Determining Compensation, in 2008, Mid Penn Bank reviewed its current salary and bonus structure for all employees with the assistance of a compensation consultant. The information provided by the compensation consultant established the appropriate ranges in which all employees, including the named executive officers, are compensated. The minimum amount indicated in the range for a specific position is paid to all employees in that position who meet the basic qualifications in education and/or experience.

The Compensation Committee made a subjective review of the named executive officers’ performance including general management performance; strategic objectives management; reporting and communication skills; internal cooperation; policy, procedure and regulatory compliance; and public relations. After the Compensation Committee’s review of the named executive officer’s performance, the Compensation Committee using its business judgment determined the appropriate amount of base salary within the salary range.

Benchmarking

In establishing the new Wage and Salary Administration Program, the compensation consultant provided Mid Penn Bank with salary information on bank positions gathered from the L. R. Webber PA Survey for Region 5, L. R. Webber survey for Asset size 6 ($500 – $999 million), L. R. Webber Mid Atlantic Survey, America’s Community Bankers Survey, Watson-Wyatt Survey and Department of Labor for Harrisburg MSA.

The following institutions were included in the survey based upon their location in the Adams, Baltimore (MD), Berks, Cumberland, Dauphin, Franklin, Lancaster, Lebanon, Lehigh, Perry, and York counties:

Adams County National Bank	First National Bank of Marysville
Agchoice Farm Credit	First National Bank of Mercersburg
American Bank	Fleetwood Bank
AmeriChoice Federal Credit Union	Jonestown Bank & Trust Co.
Atlantic Central Bankers Bank	Mid Penn Bank
Bank of Landisburg	New Tripoli Bank
Centric Bank	Orrstown Bank
Ephrata National Bank	Patriot Federal Credit Union
F&M Trust Company	Pennsylvania State Employees Credit Union
Farmers & Merchants Bank	Union National Community Bank
First National Bank of Fredericksburg	York Traditions Bank
First National Bank of Greencastle

The following institutions were included in the survey based upon their asset size of $500 million to $999 million:

Adams County National Bank	First Federal Savings & Loan Assn. of Bucks County
Community Bank & Trust Company	First Keystone National Bank
Ephrata National Bank	First National Bank of Greencastle
ESSA Bank & Trust	Jersey Shore State Bank
F&M Trust Company	Mid Penn Bank
Fidelity Bank	Orrstown Bank
Fidelity Deposit & Discount Bank	QNB Bank
First Citizens National Bank	Washington Federal Savings Bank

The peer banks are utilized to arrive at salary ranges for all employees, including named executive officers. The bank uses this survey as a source of information to educate itself on the current trends in executive pay and to determine if the bank’s pay scales are in accord with those of its peers. The 2008 salary increases for executive officers were not increased as a result of benchmarking to the salary survey, but were increased based upon the individual’s actual performance as tied to the salary grid.

Bonus Plan

In order to incent employees to attain excellence performance for the Bank with regard to certain performance standards which the Compensation Committee believes will improve shareholder value, in 2008, the bank created a formulized bonus plan. A three percent bonus will be paid to eligible employees for attaining the peer group average in two elements: Earnings per Share (EPS) growth and Core Deposit Growth. Additionally, a six percent bonus will be paid out for attaining five percent growth above the peer group averages with regard to these same two elements.

Over the past three years, the average EPS growth rate of the peer group has been approximately 2% and the average Core Deposit Growth has been approximately 5.6%. Percentages in between the two growth rates will be estimated and no bonus will be paid for results that fall short of the peer group averages. The EPS growth element is weighted at 70% and the Core Deposit Growth element is weighted at 30%.

Banks in this peer group include the following similar sized-banks in Central Pennsylvania:

Citizens Financial Services, Inc.	Franklin Financial Services Corporation
CNB Financial Corporation	Juniata Valley Financial Corp.
Comm Bancorp, Inc.	Norwood Financial
Codorus Valley Bancorp, Inc.	Orrstown Financial Services, Inc.
Ephrata National Bank	Penns Woods Bancorp, Inc.
First Keystone Corporation	Peoples Financial Services Corp.

The bank may also award bonus payments on a case-by-case basis based upon its discretion using its business judgment of whether a bonus is appropriate and determining the appropriate amount of any bonus.

Commercial Lender’s Incentive Plan

In 2008, Mr. Williams participated in the Commercial Lender’s Incentive Plan, whereby he was rewarded for achieving specific bank goals. The purpose of the Commercial Lender’s Incentive Plan is to promote a superior level of performance by the bank’s lenders to meet and exceed portfolio and quality goals; to motivate, reward and reinforce superior operating performance both on a department and individual basis; to attract and retain the best commercial lenders; to encourage an atmosphere of teamwork; and to enhance profitability and productivity in support of the bank’s immediate and future business goals.

The Rate of Distribution for eligible employees is calculated based on both Quantitative and Qualitative Performance Measures. The Quantitative Measures consist of the commercial lending group’s performance relative to goals in three areas: Loans originated, loans outstanding and fee income. The Qualitative Performance Measures include delinquencies, line renewals, document exceptions and charge-offs. Beginning in 2009, Mr. Williams is no longer eligible to participate in the Commercial Lender’s Incentive Plan as determined by the Compensation Committee.

Incentive Programs

The bank also offers an individual business referral incentive program which rewards executive officers and employees for referring business to the bank and a perfect attendance bonus to reward executive officers and employees for having perfect attendance. The perfect attendance bonus was discontinued in 2009.

Benefit Plans

Insurance Plans

Group life insurance, group disability and health insurance are available to all eligible employees and executive officers. All executive officers and employees may elect to participate in voluntary dental and vision plans. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the bank. These plans are not tied to bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Retirement Plans

The bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, the bank is providing the named executive officers with incentive to continue in the employ of the bank.

The bank offers the Mid Penn Bank Retirement Plan and Employee Stock Ownership Plan (ESOP) in which the named executive officers participate. The named executives participate at the same percentage of retirement contributions as all bank employees. A summary of each plan follows.

Mid Penn Bank Retirement Plan

The named executive officers participate in the same retirement plans as all other employees. The bank’s retirement plan rewards employees for their efforts in assisting the corporation to meet its financial goals. The level of contribution the bank provides is discretionary and is not tied to a specific formula. The Board of Directors approves the contribution level based on a recommendation made by the Compensation Committee. A bank contribution of 4% of base salary was provided to all eligible employees, including the named executives for 2008.

As part of the Mid Penn Retirement Plan, the bank’s 401(k) plan allows employees to save their own money for retirement, to earn a matching contribution from the bank and to direct the investment of all funds in the 401(k) plan. The amount of match contributed to the named executives’ plan is the same as contributed to all other eligible employees. This plan is viewed as a necessity to successfully hire and retain employees in a competitive marketplace. The amount of the match provided by the bank is discretionary and is approved by the Board of Directors based on the recommendation of the Compensation Committee. For 2008, the bank matched 50% of the named executives’ contributions up to a maximum bank contribution of 3%.

Employee Stock Ownership Plan

The bank maintains an ESOP for all bank employees who satisfy the length of service requirements. Participants do not contribute to the plan and the bank, in its discretion, may contribute. The plan is designed to reward performance and to drive an ownership culture by rewarding employees with corporation stock. The level of the bank’s contribution is discretionary and is not tied to any specific formula. The contribution level is approved by the Board of Directors based on a recommendation by the Compensation Committee. All eligible employees, including the named executives, received a contribution of 2% of their base pay for 2008.

Split Dollar Plan

Life insurance was provided only to Mr. Dakey, former Chairman, President and Chief Executive Officer, under an endorsement split-dollar arrangement which provides a split-dollar share of death benefits to the executive’s beneficiary, depending upon the executive’s eligibility to receive payments. The plan is funded with bank-owned life insurance (BOLI) and was used to provide an additional benefit to Mr. Dakey during his employment. Split-dollar life insurance plans are widely available in the banking industry, because the bank will recover its plan costs upon the death of the executive, and the executive’s beneficiary will receive a split of the insurance proceeds. Although this benefit does not provide any current remuneration to the executive, it provided the bank with a mechanism to use to attract, retain and reward highly qualified executives, and it also provided incentive for longevity with the bank.

Salary Continuation Agreement

The bank provided a salary continuation agreement to Mr. Dakey only. The agreement was designed to account for some of the limitations with traditional pension plans and to encourage Mr. Dakey to remain an employee of the bank through retirement. Pursuant to his severance agreement, he has become 50% vested. Salary continuation agreements are typical in the financial services industry, and the amount payable under the agreement is also consistent with what is expected in the financial services industry.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

In an effort to offer Mr. Dakey an additional method of saving for retirement and to account for some of the limitations with traditional pension plans, the bank maintains a non-qualified deferred compensation plan in which he was eligible to participate. The plan was designed to encourage Mr. Dakey to remain an employee of the bank by allowing him to defer a portion of his income to be paid out in the event of retirement, early termination, disability, a change of control or death. Interest is credited semi-annually at 2% above the 5-year Treasury rate.

Executive Agreements

On September 1, 2007, Mid Penn Bank entered into an Executive Employment Agreement with Alan W. Dakey, former Chairman, President and Chief Executive Officer. The bank was aware that Executive Employment Agreements are common in the banking industry for chief executive officers. Mr. Dakey’s executive employment agreement contained standard terms and conditions compared to employment agreements in place for chief executive officers of comparable Pennsylvania banks of similar size. Upon resignation, Mr. Dakey negotiated a severance agreement with Mid Penn Bank whereby he was paid under the Employment Agreement as if he were terminated without cause. The Bank agreed to the severance agreement in exchange for a release from Mr. Dakey.

On April 1, 2008, the corporation entered into a change of control agreement with Kevin Laudenslager, the bank’s chief financial officer. Under the agreement, Mr. Laudenslager will receive a lump-sum payment equal to two times his base salary if he is terminated after a change of control or if he terminates employment for good reason, as defined in the agreement, after a change in control. The Compensation Committee believed that it was appropriate to enter into the agreement with Mr. Laudenslager because he has substantial knowledge, ability, and experience, which are beneficial to the successful operation of the corporation. Additionally, by entering into the agreement, the corporation is giving Mr. Laudenslager the security of knowing that he will receive compensation if he is terminated or terminates for good reason after a change in control during the time of his transition from the corporation to another company. In exchange for receiving the change in control, Mr. Laudenslager has agreed to noncompetition provisions restricting his working for a competitor after a change in control, soliciting clients and employees.

Triggering Events in Contracts

The triggering events contained in Mr. Dakey’s Employment Agreement were termination without cause, termination after a change of control and termination for good reason. The triggering events in Mr. Laudenslager’s change of control agreement are a termination without cause or a termination for good reason after a change of control. The Compensation Committee wanted to provide Mr. Dakey and Mr. Laudenslager with the security of knowing that if he is terminated in one of those scenarios, he would receive some form of compensation during the transition phase from working for the corporation to finding another position. The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encouraged Mr. Dakey and Mr. Laudenslager to act in the best interests of the shareholders in evaluating any change of control opportunities and kept them focused on running the corporation in the face of real or rumored corporate transactions. In addition, each contract contains a non-competition provision, whereby the executive is not allowed to compete with the corporation or solicit customers of the corporation for a specific period of time.

Material Differences in Named Executive Officers’ Compensation

The Compensation Committee determined the amount and type of compensation to be awarded to the named executive officers based on the salary and benefit survey information provided by the compensation consultant. The Compensation Committee considers the salary ranges for the particular positions and has maintained executive salaries in the salary ranges for these executive positions. The Compensation Committee considers the performance of each named executive as another consideration in determining annual base salary increases. There were no material differences in the percentage of salary adjustments among the named executive officers. The differential between salary levels for each of the named executives is primarily driven by salary differentials in the salary survey with consideration also given to the experience and time in their respective positions.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments. As part of the TARP requirements, as further discussed below, the bank agreed that it will not take a deduction for any compensation paid in excess of $500,000 to any named executive officer which would not be deductible if Internal Revenue Code Section 162(m)(5) applied to the bank. The bank’s compensation levels are less than $500,000; therefore, this agreement does not affect the named executive officers’ levels of compensation.

Equity Compensation Plans

The corporation does not maintain any equity compensation plans or stock options for executives or board members. The Board has determined that stock options are not consistent with the corporation’s philosophy and approach to compensation. Cash compensation is deemed the more appropriate form of payment.

TARP Requirements

In December 2008, Mr. Laudenslager’s change of control agreement, the only executive compensation agreement with a named executive officer in place as of December 2008, was amended to provide for a gross-down provision in the event that the payments under the change in control agreement were considered parachute payments under the Internal Revenue Code. This change was a requirement of the Interim Final Rule promulgated pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”).

Additionally, the Compensation Committee met with the senior risk officer to identify those incentives for executives that may cause the executives to take unnecessary and excessive risks that threaten the value of the bank. There were none. The Compensation Committee also discussed and reviewed the relationship between the bank’s risk management policies and practices and the named executive officers’ compensation arrangements.

The executive compensation for named executive officers does not encourage excessive and unnecessary risk taking as the majority of compensation is in the form of base salary. The bank’s compensation programs do not encourage executives to take excessive and unnecessary risks as their compensation is not directly tied to specific corporation performance metrics with the exception of the formulized bonus plan which is based upon the bank’s performance compared to its peers and the Commercial Lender’s Incentive Plan which contains mechanisms for reducing bonus payments based upon a qualitative assessment of the loans.

The bank’s bonus plans were amended in February 2009 to comply with the clawback provisions mandated in The American Recovery and Reinvestment Act which requires a provision in the plan for the recovery by the bank of any bonus or incentive compensation paid to a named executive officer and any of the next 20 most highly compensated employees based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate. The named executive officers also signed an omnibus agreement agreeing to have their compensation limited by the mandates contained in The American Recovery and Reinvestment Act, if applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

The Compensation Committee certifies that it has reviewed with senior risk officer the senior executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Compensation Committee

Theodore W. Mowery, Chairman	Jere M. Coxon
Robert C. Grubic	Donald E. Sauve
William A. Specht, III

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mr. Alan W. Dakey, former Chairman of the Board, President and Chief Executive Officer of the corporation, attended Compensation Committee meetings only when and to the extent requested by the committee. He did not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to the corporation and the bank for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 for Edwin D. Schlegel, Chairman of the Board, Interim President and Chief Executive Officer; Alan W. Dakey, former Chairman of the Board, President and Chief Executive Officer; Kevin W. Laudenslager, Senior Executive Vice President and Northern Region President/Chief Operating Officer and Chief Financial Officer; and Eric S. Williams, Executive Vice President and Chief Lending Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (2)(3)(4)(5)(6)(7)(8)	Total ($)

Edwin D. Schlegel Chairman of the Board former Interim President and Chief Executive Officer	2008	31,888	—	—	—	—	—	—	31,888

Kevin W. Laudenslager Senior Executive VP Northern Region President/COO and Chief Financial Officer	2008	108,983	—	—	—	—	—	11,937	120,920
	2007	98,967	10,565	—	—	—	—	11,417	120,949
	2006	91,871	8,260	—	—	—	—	10,924	111,055

Eric S. Williams Executive VP and Chief Lending Officer	2008	120,250		—	—	—	—	11,953	132,203
	2007	115,000	5,885	—	—	—	—	19,037	139,922
	2006	107,000	3,940	—	—	—	—	17,439	128,379

Alan W. Dakey Former President and Chief Executive Officer	2008	185,646	—	—	—	—	4,403	45,292	235,341
	2007	174,500	40,035	—	—	—	44,324	21,167	280,026
	2006	157,000	35,880	—	—	—	43,256	28,800	264,936

(1)	Includes FICA excess interest on Executive Deferred Compensation Plan of $2,905 and $2,049 for 2007 and 2006, respectively; projected annual accrual on the Salary Continuation Plan of $5,571, $39,164 and $36,524 for 2008, 2007 and 2006, respectively; and change in pension value of Director Retirement Plan of ($1,168), $2,255 and $4,683 for 2008, 2007 and 2006, respectively.
(2)	Includes annual Board of Director fees of $10,000 earned by Mr. Dakey for 2006, and a director’s bonus paid to Mr. Dakey of $1,550 and $1,120 for 2007 and 2006, respectively.
(3)	Includes $11,138, $15,717 and $12,560 contributed by the bank to the Mid Penn Bank Retirement Plan on behalf of Mr. Dakey for 2008, 2007 and 2006, respectively; $7,629, $8,412 and $7,350 for Mr. Laudenslager for 2008, 2007 and 2006, respectively; and $8,418, $10,362 and $8,560 for Mr. Williams for 2008, 2007 and 2006, respectively.
(4)	Includes $3,490 and $4,710 contributed by the bank to the ESOP on behalf of Mr. Dakey for 2007 and 2006, respectively; $2,180, $1,979 and $2,756 for Mr. Laudenslager for 2008, 2007 and 2006, respectively; and $2,405, $2,300 and $3,210 for Mr. Williams for 2008, 2007 and 2006, respectively.
(5)	Includes a perfect attendance bonus of $400 for 2008 and a perfect attendance bonus and referral incentives of $410 paid by the bank to Mr. Dakey for 2007 and 2006; a perfect attendance bonus of $500 and referral incentives of $1,000, a perfect attendance bonus of $500 and a perfect attendance bonus and referral incentives of $510 paid to Mr. Laudenslager for 2008, 2007 and 2006, respectively; and $410, $430 and $420 perfect attendance bonus and referral incentives paid to Mr. Williams for 2008, 2007 and 2006, respectively.
(6)	Includes life insurance premiums of $628, $526 and $308 paid by the bank on behalf of Mr. Laudenslager for 2008, 2007 and 2006, respectively; and $720, $649 and $373 paid by the bank on behalf of Mr. Williams for 2008, 2007 and 2006, respectively, pursuant to life insurance maintained for employees.
(7)	Includes $5,296 and $4,876 paid by the bank to Mr. Williams for 2007 and 2006, respectively under the terms of the Chief Lending Officer Incentive Plan.
(8)	Includes $33,754 severance paid to Mr. Dakey in 2008.

Bonus

In 2008, the bank created a formulized bonus plan. A three percent bonus will be paid to eligible employees for attaining the peer group average in two elements: Earnings per Share (EPS) growth and Core Deposit Growth. Additionally, a six percent bonus will be paid out for attaining five percent growth above the peer group averages with regard to these same two elements.

Commercial Lender’s Incentive Plan

In 2008, the Bank continued its Commercial Lender’s Incentive Plan. The Rate of Distribution for eligible employees is calculated based on both Quantitative and Qualitative Performance Measures. The Quantitative Measures consist of the commercial lending group’s performance relative to goals in three areas: loans originated, loans outstanding and fee income. The Qualitative Performance Measures include delinquencies, line renewals, document exceptions and charge-offs.

Mid Penn Bank Retirement Plan/401(k) Plan

The corporation does not maintain a defined benefit pension plan. The bank, however, maintains the Mid Penn Bank Retirement Plan, created in 1949, restated in 1994, and last amended in 2007, which covers all bank employees who meet eligibility requirements. The Board of Directors instituted a 401(k) Plan as part of the Retirement Plan effective January 1, 2007 for all bank employees who satisfy eligibility requirements. Eligible employees are entitled to receive a share of the bank’s contribution to the plan if they are bank employees on December 31st. For the year 2008, the Board approved a matching contribution rate of 50% of the employee contribution, up to a maximum bank contribution of 3%. The Board maintains the right to adjust its matching rate on an annual basis.

The annual contribution to the Retirement Plan is determined by the bank’s Board of Directors based on the recommendation of the Compensation Committee. The contributions to the Retirement Plan are paid to a trust fund that is administered by the bank’s Trust Department. A participating employee is allocated a share of the net income of the trust fund and the increase or decrease in the fair market value of its assets on the basis of such employee’s beginning of the plan year account balance, plus forfeitures of unvested balances from employees who terminated employment, less any payments as compared to the total beginning account balances, less payments to all the participating employees. A notice of the account balance is given to participating employees annually.

Distributions under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The plan provides for percentage vesting of 20% for the first full two years of service increasing annually thereafter to 100% vesting after six full years of participation. The plan provides for an accelerated vesting schedule in the event it becomes top-heavy.

Management cannot determine the extent of the benefits that any participating employee may be entitled to receive under the plan on the date of termination of employment because the amount of the benefits is dependent, among other things, upon the bank’s future earnings, the participants’ future compensation and the future earnings of the plan’s trust fund. As of December 31, 2008, the total market value of the Employee Profit Sharing Retirement Fund was approximately $3,891,776, which does not include the 401(k) Plan. As of December 31, 2008, there were no shares of Mid Penn Bancorp, Inc. common stock in the plan.

Contributions the bank paid to the plan were $270,522 for 2008, including the employer match for the 401(k) Plan. The bank contributed $5,569 in 2008 to the plan for Mr. Dakey,

former Chairman of the Board, President and Chief Executive Officer of the corporation and the bank; $4,359 for Mr. Laudenslager, Senior Executive Vice President and Northern Region President/Chief Operating Officer and Chief Financial Officer of the bank; and $4,810 for Mr. Williams, Executive Vice President and Chief Lending Officer of the bank. In addition, the bank made matching contributions to the 401(k) Plan in 2008 of $5,569 for Mr. Dakey, $3,270 for Mr. Laudenslager and $3,608 for Mr. Williams. As of February 17, 2009, Mr. Dakey had 16 years of credited service under the plan. Mr. Laudenslager and Mr. Williams had 24 and 8 years of credited service under the plan, respectively.

Employee Stock Ownership Plan

Effective January 1, 1998, the Board of Directors adopted the Mid Penn Bank Employee Stock Ownership Plan for all bank employees and its subsidiaries who satisfy length of service requirements. The Plan was last amended in 2007. Participants do not contribute to the plan. The Plan invests in shares of Mid Penn Bancorp, Inc. stock, holding 47,995 shares as of December 31, 2008. Each year the bank may, in its discretion, contribute to the ESOP. In 2008, the bank contributed $85,751 to the plan. As of December 31, 2008, the total market value of the Employee Stock Ownership Plan was approximately $1,093,581. In 2008, the bank contributed $2,180 for Mr. Laudenslager, Senior Executive Vice President and Northern Region President/Chief Operating Officer and Chief Financial Officer of the bank and $2,405 for Mr. Williams, Executive Vice President and Chief Lending Officer of the bank.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

Under the executive deferred compensation agreement and executive deferred bonus agreement, Mr. Dakey deferred specified amounts of compensation and bonuses. The amounts deferred under the agreements accrue an annual rate of interest equal to the five year Treasury rate as of the last day of the preceding calendar year plus 2%.

The following tables summarize certain information concerning Mr. Dakey’s participation in the Executive Deferred Compensation Plan and Director Deferred Fee Plan for the 2008 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($) (2)

Alan W. Dakey Former President and Chief Executive Officer	—	—	9,013	—	171,667

(1)	Includes interest of $8,411 credited on the Executive Deferred Compensation Plan and $602 credited on the Director Deferred Fee Plan.
(2)	Includes a balance of $160,204 on the Executive Deferred Compensation Plan and $11,463 on the Director Deferred Fee Plan.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Alan W. Dakey Former President and Chief Executive Officer	Salary Continuation Plan	9	5,571	—

Salary Continuation Plan

To encourage Mr. Dakey to remain an employee of Mid Penn Bank, the bank entered into an agreement effective January 1, 1999, to provide salary continuation benefits. The benefit is to be paid in monthly installments over a term of 15 years to Mr. Dakey or his beneficiary. Mr. Dakey’s early termination benefit in the plan was $27,387 per annum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The corporation has determined that the appropriate triggering events for payments under certain plans are retirement, early retirement, disability, change of control and death. These triggers are standard in the financial industry and are appropriate to accomplish the corporation’s intent of providing an incentive for longevity. The following agreements contain change of control or early termination provisions for Mr. Dakey and Mr. Laudenslager.

Officer Split Dollar Life Insurance Plan

In order to attract, retain and reward highly qualified executives, the bank purchased certain life insurance policies for certain executives. Effective January 1, 1999, the bank entered into an agreement to provide Mr. Dakey with life insurance coverage equal to three times his base salary up to a maximum of $600,000. In 2001, the bank purchased bank-owned life insurance to fund the premiums of the Officer’s Split Dollar Life Insurance Plan. Pursuant to his Severance Agreement, Mr. Dakey has vested insurance benefit in the policies.

Director Deferred Fee Agreement

Upon early retirement, Mr. Dakey became entitled to a lump sum payment in the amount of his deferral account balance.

Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement

Upon early termination, Mr. Dakey became entitled to monthly payments over a specified time period totaling the amount of his deferral account balance. Under the pre-termination death benefit, the beneficiary will receive 120 equal monthly installment payments. Under the post-termination death benefit, the beneficiary will receive the remaining installment payments.

Salary Continuation Agreement

Upon early termination, Mr. Dakey receives a specific annual amount determined by the nature of the triggering event and the number of years of service.

Severance Agreement

On November 26, 2008, Mr. Dakey and the bank entered into a Severance Agreement, whereby Mr. Dakey agreed to release the bank from all claims and rights including but not limited to those arising from his termination of employment in exchange for twenty-four months of compensation, maintaining in full force all group medical, life insurance and health and accident plans provided to him prior to his resignation, and paying the benefits under his split dollar life insurance plan, amended and restated salary continuation agreement, amended and restated executive deferral compensation agreement, survivor income agreement, director retirement plan, amended and restated director deferral fee agreement, ESOP, profit sharing retirement plan, and deferred bonus agreement as if he were terminated without cause.

The following table shows the payments upon termination for Mr. Dakey under his Split Dollar Life Insurance Plan, Director Deferred Fee Agreement, Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement, Salary Continuation Agreement, and Director Retirement Plan and Survivor Income Agreement and Severance Agreement, pursuant to his Severance Agreement. The chart assumes the triggering events took place on November 26, 2008, the date of the agreement.

Agreement	Pursuant to his Severance Agreement
Split Dollar Life Insurance Plan (1)	$600,000
Director Deferred Fee Agreement (2)	$11,463
Executive Deferred Compensation Agreement and Executive Deferred Bonus Agreement (3)	$160,204
Salary Continuation Agreement (4)	$2,282
Director Retirement Plan and Survivor Income Agreement (5)	$60,867
Severance Agreement(6)	$19,946

(1)	The $600,000 represents the amount of life insurance which will be paid to Mr. Dakey’s beneficiaries upon his death.
(2)	The $11,463 represents the balance in Mr. Dakey’s account.
(3)	The $160,204 represents the balance in Mr. Dakey’s account. He will be paid in 120 monthly installments beginning on February 1, 2014.
(4)	The $2,282 represents the monthly payment which Mr. Dakey will receive for 15 years.
(5)	The $60,867 represents the amount under the Director Retirement Plan. The amount under the Survivor Income Agreement is zero.
(6)	The $19,946 represents the monthly payment which Mr. Dakey will receive for 24 months including the costs of benefits.

Under the bank’s group life insurance plan, as of December 31, 2008, upon death, Kevin W. Laudenslager’s beneficiary would receive $321,000, or in the case of accidental death, $642,000. Upon a termination after a change in control without cause or for good reason, Mr. Laudenslager will receive two times his annual salary. As of December 31, 2008, this payment would be $217,966. He will also be entitled to benefits for twelve months, which have a value of $5,150.

Eric S. Williams’ beneficiary would receive $360,000, or in the case of accidental death, $720,000. Mr. Williams would not be entitled to receive any other compensation under any other scenarios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neither the corporation nor the bank have entered into any material transactions, proposed or consummated, with any other director or executive officer of Mid Penn Bancorp, Inc. or Mid Penn Bank, or any associate of the foregoing persons. From time to time, the bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Board of Directors prior to any commitment by the bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Board of Directors, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Board for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Board of Directors on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

The bank makes loans to the corporation’s and the bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more during the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loans did not involve more than the normal risk of collection or present other unfavorable features.

BENEFICIAL OWNERSHIP OF

MID PENN BANCORP’S STOCK HELD BY

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on February 17, 2009, more than 5% of the outstanding shares of Mid Penn Bancorp’s common stock.

Beneficial ownership of Mid Penn Bancorp’s common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 17, 2009.

Title of Class of Security	Name and Residential Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	CEDE & Co. (1)	1,123,424	32.28%
	The Depository Trust Company PO Box 20 Bowling Green Station New York, NY 10274

(1)	CEDE & Co. holds shares of various brokerage firms, banks or other nominees on behalf of individual shareholders, commonly referred to shares held in “street name”.

Share Ownership by the Directors, Officers and Nominees

The following table shows, as of February 17, 2009, the amount and percentage of Mid Penn Bancorp’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Beneficial ownership of shares of Mid Penn Bancorp’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 17, 2009.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jere M. Coxon	54,896	(1)	1.58%
Matthew G. DeSoto	2,456	(2)	.07%
A. James Durica	2,663	(3)	.08%
Robert C. Grubic	18,481.53%
Gregory M. Kerwin	23,710	(4)	.68%
Theodore W. Mowery	2,658.08%
Rory G. Ritrievi	0	(5)	—
Donald E. Sauve	3,171	(6)	.09%
Edwin D. Schlegel	80,428	(7)	2.31%
William A. Specht, III	33,711	(8)	.97%
Kevin W. Laudenslager	1,692.05%
Cindy L. Wetzel	2,563	(9)	.07%
All Officers and Directors as a Group (12 persons)	226,429		6.51%

(1)	Includes 1,789 shares held by Mr. Coxon’s spouse.
(2)	Includes 39 shares held by Mr. DeSoto as a 50% owner in a partnership account.
(3)	Includes 551 shares held jointly by Mr. Durica and his spouse and 2,112 shares held by Mr. Durica in an IRA.
(4)	Shares held jointly by Mr. Kerwin and his spouse.
(5)	On February 25, 2009, Mr. Ritrievi individually purchased 500 shares of Mid Penn Bancorp, Inc. stock.
(6)	Shares held jointly by Mr. Sauve and his spouse.
(7)	Shares held jointly by Mr. Schlegel and his spouse.
(8)	Includes 2,501 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.
(9)	Shares held jointly by Mrs. Wetzel and her spouse.

PROPOSAL NO. 2: AMENDMENT OF THE ARTICLES OF INCORPORATION

Background

Article 7 of Mid Penn Bancorp, Inc.’s Amended and Restated Articles of Incorporation, as amended, currently provides that no merger, consolidation, liquidation or dissolution of the corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation, shall be valid unless first approved by the affirmative vote of: the holders of at least eighty percent (80%) of the outstanding shares of common stock of the corporation; or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

The Board of Directors believes that the supermajority shareholder vote requirements of Article 7 should not apply to a merger in which the corporation is the surviving entity if the transaction has received the prior approval of at least 80% of the members of the Board of Directors. Eliminating the supermajority shareholder vote requirement in such a situation could improve flexibility and reduce inefficiencies and costs of such a transaction. Therefore, the Board of Directors is proposing that a new final sentence be added to Article 7 to exclude from Article 7’s requirements a merger in which the corporation is the surviving entity if the transaction has received the prior approval of at least 80% of the members of the Board of Directors. The proposed amendment does not eliminate an 80% shareholder vote requirement for a merger in which the corporation is the surviving entity if the transaction does not receive the prior approval of 80% of the members of the Board of Directors.

If the proposed amendment is approved, a merger in which the corporation is the surviving entity in a transaction receiving the prior approval of at least 80% of the members of the Board of Directors will require shareholder approval only when required by applicable law. Applicable Pennsylvania law does not require shareholder approval of all mergers in which a corporation is the surviving corporation. When applicable Pennsylvania law does require approval of a merger by a surviving corporation’s shareholders, the general standard for approval is a majority of the votes cast by all shareholders entitled to vote on the transaction.

Resolution

Accordingly, the Board of Directors has approved and is submitting for approval and adoption by the shareholders the following resolution:

“Resolved, that Article 7 of the Amended and Restated Articles of Incorporation be further amended and restated in its entirety to read as follows:

7.	No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation, shall be valid unless first approved by the affirmative vote of:

(a)	the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; or

(b)

the holders of at least sixty-six and two-thirds percent (66 2/ 3%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

Notwithstanding the foregoing, the provisions of this Article 7 shall not apply to a merger pursuant to which the Corporation is the surviving entity if such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.”

Vote Required and Board Recommendation

Because the proposed amendment has received the prior approval of at least 80% of the members of the Board of Directors, approval and adoption by the shareholders of the resolution to amend Article 7 of the Articles of Incorporation will require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of the corporation entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT TO ARTICLE 7 OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

President Obama signed into law on February 17, 2009, the American Recovery and Reinvestment Act of 2009 which amended Section 111 of the Emergency Economic Stabilization Act of 2008 to require companies participating in the Capital Purchase Program under the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officers found in this proxy statement. On December 19, 2008, the United States Department of the Treasury purchased $10 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A under the Troubled Asset Relief Program Capital Purchase Program and is submitting the following resolution for the approval of our shareholders:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into consideration the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICERS (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

COMPLIANCE WITH SECTION 16(a) REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that officers and directors, and persons who own more than 10% of a registered class of the corporation’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of these forms, or written representations from certain reporting persons that no Forms 5 were required for those persons, Mid Penn Bancorp, Inc. believes that during the period from January 1, 2008, through December 31, 2008, its officers and directors complied with all applicable filing requirements, except for Mr. DeSoto who filed one late report for one transaction and Mr. Grubic who filed two late reports for two transactions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Parente Randolph, LLC are not expected to be present at the Annual Meeting of Shareholders to be held April 28, 2009. However, if representatives of Parente Randolph, LLC do attend, they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in Mid Penn Bancorp, Inc.’s proxy statement for next year’s annual meeting, the written proposal must be received by the corporation no later than November 27, 2009. All proposals must comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and the shareholder proposal provisions of Section 2.6 of the corporation’s By-laws. If a shareholder proposal is submitted to the corporation after November 27, 2009, it is considered untimely; and the corporation is not obligated to include it in the 2010 proxy statement. Similarly, in compliance with the corporation’s By-laws, shareholders wishing to nominate a candidate for election to the Board of Directors, must notify the corporation’s Secretary in writing no later than 120 days in advance of the meeting. Shareholders must deliver any proposals or nominations in writing to the Secretary of Mid Penn Bancorp, Inc. at its principal executive office, 349 Union Street, Millersburg, Pennsylvania 17061. See page 5 for more information about nominations to the Board of Directors.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those discussed in this proxy statement or referred to in the accompanying Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of Mid Penn Bancorp, Inc.

Appendix A

Audit Committee Charter

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors of Mid Penn Bancorp, Inc., herein referred to as “Bank,” and serves the holding company and all subsidiaries. The primary function of the Audit Committee “Committee” is to assist the Board of Directors in fulfilling its statutory and fiduciary responsibilities with respect to internal controls, accounting policies, and auditing and financial reporting practices. The Audit Committee assists the Board of Directors in its oversight of:

•	The integrity of the Bank’s financial statements

•	Compliance with legal and regulatory requirements

•	The independent public accountant’s qualification and independence, and

•	The performance of the independent public accountants and the Bank’s internal audit function.

COMPOSITION OF THE AUDIT COMMITTEE

The committee will be comprised of three or more directors as determined by the Board of Directors. The members of the Committee will meet the independence and experience requirements as directed by the Sarbanes-Oxley Act and NASDAQ – Global Market GM. The members of the Committee will be comprised of directors who are independent of the management of the bank and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as an audit committee member. The members of the Committee will be elected annually at the organizational meeting of the full Board of Directors and will be listed in the annual Proxy Statement. The Board will elect one of the members of the Committee as Committee Chairperson. The Committee will meet as often as necessary to fulfill its duties and responsibilities, but not less frequently than four times a year, normally once each quarter.

The Committee shall have at least one member serve as a “financial expert” as required by the Sarbanes-Oxley Act. The Bank is required to disclose in the annual and quarterly reports to the Securities and Exchange Commission (SEC) whether or not the Committee includes at least one member who is a “financial expert” and, if not, must disclose the fact and explain why it does not have an expert serving on the Committee.

INDEPENDENT AUTHORITY OF THE AUDIT COMMITTEE

The Committee is authorized to engage independent counsel and other advisors as the Committee determines necessary to carry out its duties, and the Bank must provide appropriate funding, as the Committee determines necessary, to compensate the independent auditor and its advisors.

AUDIT COMMITTEE’S RELATIONSHIP WITH THE INDEPENDENT PUBLIC ACCOUNTANTS

The Committee has direct responsibility to select and appoint the independent public accountants (auditors).

The Committee shall oversee the external audit coverage, including annual retention of the independent auditors, the scope of the audit services, audit engagement letters, estimated fees, coordination with internal audit, monitoring of audit results and review of independent auditor’s performance and services.

The Committee shall review the results of the independent auditor’s annual audit and interim financial reviews to include: (1) annual financial statements and accompanying footnotes, (2) any significant changes required in the audit plans or scope, (3) any material differences or disputes with management encountered during the course of the audit, (4) any material management letter comments and management’s response to recommendations, (5) other matters required to be discussed by Statement on Auditing Standards No. 61.

The Committee is responsible for overseeing the resolution of any disputes between management and the independent auditors.

The Committee shall obtain and review a report from the independent auditors at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised in the most recent internal quality review or peer review and any inquiries by governmental or professional authorities regarding the firm’s independent audits of other clients, (c) any step taken to deal with any such issues, and (d) all relationships between the independent auditor and the Bank, including a review and evaluation of the lead partner and taking into account the opinions of management and the Bank’s internal auditors.

The Committee shall pre-approve the provision by the independent auditor of all audit and non-audit services, except for those with a fee at the de minimus level.

The Committee is required to consider reports from the independent auditor on (1) the Bank’s critical accounting policies and practices, (2) all alternative treatments of financial information permitted within GAAP that have been discussed with management, the ramifications of the use of such treatments and the treatment preferred by the auditor, and (3) all other written communications between the firm and management.

The Committee is directed to resolve disagreements in analyzing any internal controls deficiencies and management or employee fraud identified in the CEO/CFO certifications required by the Sarbanes-Oxley Act.

RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE

1.	Review and update this Charter, at least annually, or as conditions dictate.

2.	Review the Bank’s financial statements and any reports or other financial information filed with the SEC, including any certification, report, opinion, or review rendered by the independent public accountants.

3.	Review with financial management and the independent public accountants the Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

4.	Review and discuss with financial management and the independent auditors the Bank’s annual audited financial statements included in Form 10-K, including disclosures made in the section regarding management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in Bank’s Form 10-K.

5.	Discuss with the independent auditors, audit coordinator and management as appropriate any weaknesses or deficiencies that any of the forgoing have identified relating to financial reporting, internal controls or other related matters and their proposals for rectifying such weaknesses or deficiencies.

6.	Inquire as to the independence of the independent public accountants and obtain from the independent public accountants, at least annually, a formal written statement delineating all relationships between the independent public accountants and the Bank as contemplated by the PCAOB Independence Rules.

7.	After preparation by management and review by the audit coordinator and independent public accountants, approve the financial statements required under SEC rules to be included with the Bank’s annual proxy statement. This charter is to be published as an appendix to the proxy statement at least once every three years.

8.	Responsible for the appointment, compensation and oversight of the work of the independent auditor for the purposes of preparing or issuing any audit report. The independent auditor is required to report directly to the audit committee.

9.	Review the regular internal reports to management from internal auditing and management’s response.

PROCEDURES FOR HANDLING ACCOUNTING COMPLAINTS; PROTECTION OF “WHISTLE BLOWERS”

The Committee has established procedures for the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Appendix B

Nominating and Corporate Governance Committee Policy and Charter

MID PENN BANCORP, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE POLICY AND CHARTER

Board Approved:	June 25, 2003
Last Review Date:	July 23, 2008
Last Revision Date:	July 23, 2008

The following Policy and Charter identifies the duties, responsibilities, policies, and authority of the Nominating and Corporate Governance Committee (Committee) of Mid Penn Bancorp, Inc. The Committee will be comprised solely of independent Directors. It will operate in compliance with all regulatory requirements including applicable SEC and Exchange governance requirements.

I.	NEW DIRECTORS – SELECTION, NOMINATION, QUALIFICATION AND RECOMMENDATION OF NEW DIRECTORS FOR SHAREHOLDER APPROVAL

1.	Selection process. Shareholders are responsible for selecting Board members who will be most likely to promote the success and economic growth of the Company and to make effective decisions about whether management is doing its job. The Committee will recommend candidates who have been identified as possessing the necessary qualifications to be an effective Director. The Board is responsible to ensure continued sound stewardship by providing shareholders with the best qualified candidates for consideration.

2.	Nomination process. The Committee process for identifying and evaluating nominees consists of compiling a list of nominees recommended by shareholders, Mid Penn Bancorp, Inc. Directors and individuals who have approached officers and Directors for consideration. Information is gathered concerning the potential Board member’s business and location of residence, shares owned, profession or business, and deposit and loan relationship with the Company. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in this Policy. The Committee screens this information to form a smaller number of final candidates to be interviewed. Upon completion of the interviews, the Committee makes a final recommendation to the full Board of Directors for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

3.	Qualifications. Candidates for Director must be qualified in terms of education, professional experience, business contacts, and special skills. Other less tangible but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other Board members, diplomacy, and independent judgment.

4.	Ownership Interest. Ownership of Mid Penn shares is expected and required since Directors are representing the shareholders as elected representatives. Candidates should have a vested interest in Mid Penn Bancorp, Inc. stock. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. The Board recognizes that Board members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Board. Members are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

5.	Re-nomination. Each annual decision to re-nominate incumbent Directors should be based on a careful consideration of each such individual’s contributions, including the value of his or her experience as a Director of Mid Penn Bancorp, Inc., the availability of new Director candidates who may offer unique contributions, and Mid Penn’s changing needs. The Nominating and Corporate Governance Committee will recommend to the full Board all members to be re-nominated.

6.	Election. Appointment and election of Director pursuant to Company’s Articles and Bylaws.

7.	Director performance. The Committee will monitor the performance of Directors based on the general criteria and the specific criteria applicable to each such Director. If any serious problems are identified, work with such Director to resolve such problems or, if necessary, seek such Director’s resignation or recommend to the Board such person’s removal.

II.	PERSONAL CHARACTERISTICS

1.	Integrity and accountability. Character is the primary consideration in evaluating any Director. Directors must have high ethical standards and integrity in their personal and professional dealings. Directors must be willing to act on and remain accountable for their Boardroom decisions.

2.	Informed judgment. A Director should be able to provide wise, thoughtful counsel on a wide range of issues. Directors should possess high intelligence and wisdom, and be able to apply it to decision making. Directors should be able to comprehend new concepts quickly.

3.	Financial literacy. Directors should be financially literate. Directors should know how to read a financial statement and understand financial ratios. Directors should have a working familiarity with basic finance and accounting practices.

4.	Mature confidence. Directors should approach others with self assurance, responsibly, and supportively. Directors should value Board and team performance over individual performance. Directors should be able to raise tough questions in a manner that encourages open discussions. Directors should be inquisitive and curious and ask questions of management.

5.	High performance standards. Directors should have a history of achievement that reflects high standards for themselves and others.

6.	Political awareness. Directors should possess an awareness of the importance of politics.

III.	CORE COMPETENCIES

1.	Accounting and finance. The Board must be able to see that shareholder value is enhanced through corporate performance and protected through adequate internal controls. The Board should possess a familiarity with financial accounting and corporate finance.

2.	Business judgment. The Board needs to be able to monitor corporate management. Directors should understand general management best practices in the banking industry.

3.	Crisis response. Directors need to be able to perform their duties and provide time during periods of crisis.

4.	Industry knowledge. The Board should have one or more Directors with in-depth industry specific knowledge, including housing, community/economic development and banking.

5.	Risk management. The Board should have one or more Directors with experience in financial, operational, political, and reputation risk management.

6.	Leadership. Directors need to possess empowerment skills and be able to motivate high level talent.

7.	Strategy/Vision. Directors should possess the skill and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to achieve its vision.

8.	Political savvy. The Board should have one or more Directors that possess the skill to be influential with policy makers at all levels.

IV.	RESPONSIBILITIES OF DIRECTORS

1.	Continuity of the Company as a sound institution with adequate capital, skilled management, and well-defined policies.

2.	Define and advance the mission and activities of the Company and address the interests of its constituencies.

3.	Insist on compliance with the laws and regulations imposed by governmental agencies.

4.	Perform certain duties as established by law and regulation.

5.	Provide that risk management policies (broadly defined) and internal controls are in place and functioning.

6.	Seek a balance between the risks and benefits of the Company’s activities.

(a)	Identify objectives and the degree of risk acceptable for attaining those objectives.

(b)	Monitor political and reputation risk trends and incorporate them into goal setting.

7.	Ensure protection of stockholders, depositors, loan customers and creditors, through internal control, independent audits, and insurance coverage.

8.	Perform duties with diligence and prudence.

9.	Assist with the business development of the Company through referrals and participation in business development efforts.

10.	The majority of the Board members will elect a Chairman upon the retirement/replacement of the Chairman.

V.	FUNCTIONAL DUTIES OF DIRECTORS

1.	To attend scheduled and special Board Meetings.

2.	To select, evaluate, counsel, compensate and appoint a competent Chief Executive Officer and provide for CEO succession.

3.	To provide leadership in planning overall affairs of the Company.

4.	Together with other Directors and management, to determine the short and long range goals of the Company and to facilitate the strategic planning process and monitor the Company’s progress toward established strategic objectives.

5.	To review, approve, and annually evaluate all operating policies of the Company.

6.	To recognize problems or issues beyond the scope of management.

7.	To take remedial or corrective action when dealing with problems.

8.	To safeguard the financial condition of the Company by periodically reviewing the Company’s financial statements.

9.	To approve operating and capital budgets.

10.	To work continuously to advance the interests of the Company.

11.	Review and critically examine common ratios and performance measurements, i.e., Return on Equity, Return on Assets, Loan to Deposit Ratio, Liquidity, Cost of Funds vs. Return on Loans and Investments (spreads), Capital to Asset Ratio.

12.	Review and evaluate the Company’s marketing strategy and marketing plan and monitor the results in achieving goals.

VI.	OTHER RESPONSIBILITIES

1.	Serve on committees, as required.

2.	Make recommendations to shareholders concerning the size of the Board and new members.

3.	Establish a retirement policy for Directors.

4.	Make recommendations for amendments to the Articles of Incorporation or Bylaws.

5.	Appoint outside auditors and review audit reports.

6.	Recommend removal of Directors for cause.

7.	Maintain the confidentiality of Company business.

8.	Recognize and avoid conflicts of interest in making Company decisions.

9.	Not permitting preferential treatment to insiders on loans or contracts for services or supplies.

10.	Annually review the Directors and Officers liability insurance coverage and review all other Company insurance coverages for adequate protection of assets and liability exposure.

11.	Periodically review peer bank financial information.

12.	Review and approve compensation and employee benefit plans.

VII.	ACCOUNTABILITY

1.	Shared accountability. Directors should demonstrate competent governance, fulfill the Company’s mission and strategic objectives, and enhance the Company’s image.

2.	Individual accountability. Directors should strive to continuously improve governance skills and financial and political literacy.

VIII.	ATTENDANCE

1.	Board members are expected to attend all meetings possible. If a Director is unable to attend regularly, the Committee will determine the reasons for excessive absences and the Director’s expected future attendance. In the event a Director misses 3 consecutive meetings, or more than 25% of the meetings per year, the Committee may recommend the removal of the Director from the Board.

IX.	DIRECTORS COMPENSATION

1.	Amount determined from time to time by the Board.

2.	Directors are paid quarterly.

a.	Directors may defer a portion of their fees in a Board approved plan.

3.	Expense reimbursement for Directors’ registration, travel, meals, and lodging to attend Board approved seminars, workshops, or conventions.

X.	DIRECTORS’ POTENTIAL LIABILITY

1.	Criminal law liability.

2.	Administrative action by regulatory authorities.

3.	Civil liability. Directors are aware of the fact that Board decisions made must be in compliance with the banking laws and regulations.

XI.	EXAMINATION AND CONTROL

1.	Internal Audit and Internal Controls. Directors shall ensure that Mid Penn maintains a strong internal audit program and that adequate internal controls are in place to comply with regulatory requirements, including Sarbanes-Oxley.

2.	Annual External Audit. Directors will ensure that an annual external audit is performed on the Company’s annual financial statements and management’s evaluation of system of internal controls. The results of this audit are to be presented to the Board annually by the accountants.

3.	Examinations. All examination reports received from the Company’s regulatory agencies are to be thoroughly reviewed and any actions or responses by management concerning any violations or deficiencies must be approved by the Board and noted in the minutes.

XII.	COMPANY POLICIES

1.	Retirement Policy. The Company maintains a mandatory retirement policy for Directors. Directors who reach the age of 70 during their tenure on the Board will continue to serve until the next Annual Shareholders Meeting, at which time they will retire from the Board. In extraordinary circumstances, the Board may grant to an individual Director, on a case-by-case basis, a waiver of the mandatory retirement policy age of 70.

XIII.	CODE OF ETHICS

1.	Board members must comply with the Mid Penn Bancorp, Inc. Directors, Senior Management and Employee Code of Ethics which is attached to this Policy as Exhibit A.

XIV.	CORPORATE GOVERNANCE

1.	The Committee shall develop and recommend to the Board a Corporate Governance Policy and any changes therein, setting forth the corporate governance principles applicable to Mid Penn Bancorp, Inc.

2.	The Committee shall monitor and make recommendations to the Board on other matters of Board policies and practices relating to corporate governance.

3.	The Committee shall review and make recommendations to the Board regarding proposals of shareholders that relate to corporate governance.

4.	The Committee also shall undertake such additional activities within the scope of its primary functions as the Committee may from time to time determine.

5.	The Committee shall have the right to use reasonable amounts of time of Mid Penn’s internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants. Engaging the Company’s independent auditor will be done in conformity with the Pre-Approval Policy for Services by Independent Auditors.

XV.	LEADERSHIP

1.	Chairman of the Board. The Board of Directors will elect a Chairman of the Board who may be the President/CEO of the Company or an outside Director. The Chairman shall have the authority to call meetings of the Board of Directors. He/She will chair the meetings of the Board of Directors and the Annual Meeting of Shareholders. The Chairman sets the Board agenda in coordination with the Lead Director and oversees the Board information that is sent to Board members prior to Board Meetings.

2.	Vice Chairman and Lead Director (“Vice Chairman”). The Vice Chairman provides input to the Chairman/CEO on agenda items and information requested by members of the Board of Directors. The Vice Chairman chairs the Board Meetings when the Chairman is not in attendance. The Vice Chairman chairs meetings of the independent Directors and facilitates communications between the independent Directors and the CEO. The Vice Chairman has the authority to call meetings of the independent Directors, set the agendas and lead the meetings of the independent Directors. The Vice Chairman shall serve as the liaison between the independent Board members and the Chairman/CEO and shall share appropriate information concerning issues arising at independent Board Meetings. The Vice Chairman is an independent Director and does not have a role in Company operations. Officers and employees report to the CEO, not to the Vice Chairman. The Vice Chairman is elected by the Board of Directors.

EXHIBIT A

MID PENN BANCORP, INC. AND MID PENN BANK

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEE

CODE OF ETHICS

Board Approved:	June 25, 2003

Last Revision Date:	January 24, 2007

The Directors, the CEO, the CFO, the employees and individuals designated as “Insiders” in Mid Penn Bancorp, Inc. and Mid Penn Bank (the “Company”) hold an important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect and preserve the interests of all of the Company’s constituents, including shareholders, customers and citizens of the communities in which we conduct business. The maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the Company’s business and the maintenance of the public’s trust. This Code of Ethics prescribes the policies and procedures to be employed and enforced in the Company’s operations.

•	It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the Company.

•

This Code cannot anticipate every possible situation or cover every topic in detail. From time-to-time the Company may establish compliance programs to address specific subjects or you may find certain topics also covered in the Employee Reference Handbook. If you are unclear about a situation, seek guidance before taking action.

•	The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

•

You must comply with all applicable governmental laws, rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the Company to criminal or civil prosecution. Any violation of this Code or other compliance programs may result in corrective action, up to and including termination. The Company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

•

You are responsible for reporting suspected violations of this Code to our Corporate Compliance Officer or by following the procedures in the Whistleblower Policy located in the Company’s Employee Reference Handbook.

•

If you have a question about a topic covered in this Code, please review Mid Penn’s Employee Reference Handbook. If you still have a concern regarding any unethical or illegal conduct, please contact our Corporate Compliance Officer or follow the guidelines in the “Whistleblower” section of the Company’s Employee Reference Handbook.

Conflicts of Interest

A “conflict of interest” exists any time you face a choice between what is in your personal interest (financial or otherwise) and the interest of the Company. These situations are not always easy to avoid. When a conflict of interest arises, it is important that you act with great care to avoid even the appearance that your actions were not in the best interest of the Company. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify our Corporate Compliance Officer immediately.

Ownership Interests

Board of Directors approval is required for the Company to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns – directly or indirectly – an interest. Any loan requests by executive officers and directors will need final approval by the Board of Directors and must be in compliance with Regulation O.

Gifts, Meals, Services and Entertainment

You should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Company’s best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which you would reasonably expect to give something similar in return in the normal course of business.

Safeguarding Company Assets/Accuracy of Books and Records

The Company maintains internal controls to provide direction on protecting Company assets and financial accountability. The controls are based upon the following principles.

Do not:

•	Make personal use of Company assets that creates any additional costs for the Company, interferes with work duties or violates any Company policies;

•	Allow Company property to be used to help carry out illegal acts;

•	Manipulate financial accounts, records or reports for personal gain;

•	Maintain off-the-book accounts to facilitate questionable or illegal payments; or

•	Violate any law or regulation.

Do:

•	Ensure effective internal controls and procedures are designed and implemented;

•	Prepare project budget proposals with accurate information;

•	Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions;

•

Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and

•	Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the Securities Exchange Commission and other public communications made by the Company.

•	All employees, officers and directors are required to respond honestly and candidly when dealing with the bank’s independent and internal auditors, regulators and attorneys.

Safeguarding Confidential Information

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company’s customers and suppliers, and all other non-public information that might be of use to the Company’s competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

Insider Trading

Insider trading is a crime that can carry severe penalties. If you know material, confidential information about the Company or any company with whom we have a business relationship and you trade Company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Insider Trading Policy and the Employee Handbook for details on our insider trading policy.

Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in the Company’s stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the Company. This policy forbids you from trading not only in Company stock, but also in stock of our suppliers, customers or other companies with whom we have a business relationship, while in possession of material inside information, learned in the course of your employment at our Company.

We encourage all members of the Board of Directors, officers and employees to invest in our stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. When you have such information:

•

Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the Company to make a premature or unplanned public announcement. This “tipping” may be illegal and damaging to the Company.

•

In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the Company’s stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of the Company and stockbroker records of stock trading transactions. This investigation could damage our Company’s reputation and result in liability or penalties, including criminal charges and fines against the individual.

•

This policy against insider trading also covers transfers into and out of the Company stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled purchases of the Company stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, you must contact our Corporate Compliance Officer in advance.

Bribery, Kickbacks and Other Improper Payments

The Company, our Board of Directors, officers and employees must maintain high ethical and professional standards in all dealings.

•

Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

•

Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, the Company does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

•	Document any entertainment of and gifts to customers and potential customers.

•	Loans are not made by the Company to its Board members, officers or employees. Loans may be made by our banking subsidiaries and will comply with all federal and state laws, statutes and regulations.

•	Do not solicit for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company.

•

Do not accept anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215(c)) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Reporting Standards

Full, fair, accurate, and timely reporting of all financial matters is a high priority. Periodic reports to the SEC and other regulatory entities must be comprehensive, timely, and accurate. Any discrepancies or shortcomings discovered through the reporting process must immediately be brought to the attention of senior management, and where appropriate, the Audit Committee and Board of Directors. In the event you feel that your reporting of these issues is not adequately resolving the issue, you should follow the procedures described in the Whistleblower Policy as contained in the Company’s Employee Reference Handbook.

ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge that I have received a copy of the Mid Penn Bancorp, Inc. and Mid Penn Bank Code of Ethics, as revised January 24, 2007. I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me. I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign.

Date	Signature

PRINT NAME

Appendix C

Compensation Committee Charter and Policy

COMPENSATION COMMITTEE CHARTER AND POLICY

Charter of the Compensation Committee of the Board of Directors

of Mid Penn Bancorp, Inc. and Mid Penn Bank

Board Approved:	May 26, 2004
Last Review Date:	July 23, 2008
Last Revision Date:	July 25, 2007

1. Purpose of the Compensation Committee

The Board of Directors (the “Board”) of Mid Penn Bancorp, Inc. and Mid Penn Bank (the “Company”) have constituted and established a Compensation Committee (the “Compensation Committee”) with authority, responsibility, and specific duties as described in this Compensation Committee Charter, subject to and in accordance with any applicable provisions set forth in the Bylaws of the Company, which provisions are incorporated by reference herein.

2. Composition of the Compensation Committee

The Compensation Committee shall consist of not less than three members. Each member of the Compensation Committee shall be appointed by the Board and shall satisfy the independence requirements for members of the Compensation Committee of the Company under the American Stock Exchange rules.

Members of the Compensation Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

Vacancies on the Compensation Committee shall be filled by majority vote of the Board following the occurrence of the vacancy. The members of the Compensation Committee may be removed by a majority vote of the Board.

3. Authority and Responsibilities of the Compensation Committee

The Compensation Committee’s primary responsibility is to assure that the senior executives of the Company and its subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. The Committee will also review salary adjustments and compensation for all employees of the Company and shall review benefits programs offered by the Company.

The Compensation Committee shall also communicate to shareholders the Company’s compensation policies and the reasoning behind such policies as required by the Securities and Exchange Commission.

More specifically, the Compensation Committee shall be responsible for the following:

•

Review from time to time and approve the Company’s stated compensation strategy to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the Company’s executive compensation strategy supports organization objectives and shareholder interests.

•

Review annually and determine the individual elements of total compensation for the Chief Executive Officer consistent with the Company’s compensation strategy and objectives and communicate in the annual Compensation Committee Report to shareholders the factors and criteria on which the Chief Executive Officer’s compensation for the last year was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation.

•

Review and approve the individual elements of total compensation for the senior management of the Company other than the Chief Executive Officer and communicate in the annual Compensation Committee Report to shareholders the specific relationship of corporate performance to executive compensation.

•

Assure that the Company’s annual and long-term bonus and incentive compensation plans are administered in a manner consistent with the Company’s compensation strategy as to participation, corporate financial goals, and actual awards paid to senior management.

•	Review annually all salary adjustments as recommended by management as well as Company benefits plans.

•

Make recommendations to the Board with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to shareholders, all new equity-related incentive plans for senior management.

•	Review and approve all grants of stock options and other equity awards.

•	Review personnel policy changes as recommended by management or outside advisors.

•	If appropriate, hire experts in the field of executive compensation to assist the Compensation Committee with its reviews.

•	Periodically review the benefits provided to employees in order to provide a competitive benefits package that allows the Company to attract and retain quality employees.

•	Review and approve compensation matters and disclosures for the proxy materials prior to publication of the annual proxy statement.

•

Such other duties and responsibilities (a) as may be assigned to the Compensation Committee, from time to time, by the Board of Directors of the Company and/or the Chairman of the Board of Directors, (b) as set forth in the Bylaws of the Company, or (c) as designated in the plan documents of any Company plan.

4. Meetings of the Compensation Committee

The Compensation Committee will meet at least once a year and at such additional times as may be necessary to carry out its responsibilities. Reports of the meetings of the Compensation Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Compensation Committee meeting accompanied by any recommendations to the Board of Directors approved by the Compensation Committee.

The members of the Compensation Committee shall select a chair who will preside at each meeting of the Compensation Committee, and, in consultation with the other members of the Compensation Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. A majority of the members of the Compensation Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

5. Compensation of the Chief Executive Officer

Compensation of the Chief Executive Officer will be reviewed by the Compensation Committee, and a recommendation will be made to the Board of Directors. The Board of Directors will approve the salary and annual salary increases. The CEO will not be present during deliberations or voting at the Compensation Committee Meeting or the Board Meeting. Compensation for all other officers will be reviewed by the Compensation Committee and recommendations made to the full Board for final approval.

6. Investigations and Studies; Outside Advisers

The Compensation Committee may conduct or authorize investigations into or studies of matters within the Compensation Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary. The Compensation Committee shall have the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

7. Bank-Owned Life Insurance (BOLI)

The Compensation Committee shall review the Bank’s BOLI policies at least annually and shall see that the Bank is adhering to the guidelines for BOLI products as established in the FDIC Financial Institution Letter dated December 7, 2004.

8. Compensation of the Board of Directors

The Compensation Committee shall periodically review the compensation package for the Board of Directors and shall recommend changes in compensation to allow the Company to attract and retain qualified Board members.

MID PENN BANCORP, INC.

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roberta A. Hoffman, Randall L. Klinger and Eric S. Williams and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Mid Penn Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, April 28, 2009 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

1.	ELECTION OF 3 CLASS B DIRECTORS TO SERVE FOR A 3-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

Jere M. Coxon, Rory G. Ritrievi and Edwin D. Schlegel

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK “FOR ALL EXCEPT” AND WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED BELOW).

2.	PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO ARTICLE 7 OF THE ARTICLES OF INCORPORATION TO EXCLUDE FROM THE SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENTS OF ARTICLE 7 IN A MERGER IN WHICH THE CORPORATION IS THE SURVIVING ENTITY IF THE MERGER HAS RECEIVED THE PRIOR APPROVAL OF AT LEAST EIGHTY PERCENT (80%) OF THE MEMBERS OF THE BOARD OF DIRECTORS.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	PROPOSAL TO APPROVE THE FOLLOWING NON-BINDING PROPOSAL:

“RESOLVED, THAT THE SHAREHOLDERS HEREBY APPROVE THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE), REGARDING NAMED EXECUTIVE OFFICERS IN THIS PROXY STATEMENT.”

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” PROPOSALS 2 AND 3 LISTED.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION AND FOR THE NON-BINDING PROPOSAL ON EXECUTIVE COMPENSATION.

Dated:	, 2009
Signature

Number of Shares Held of Record on February 17, 2009
Signature

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.